Exhibit 99.1

Curtiss-Wright Reports Second Quarter 2017 Financial Results; Raises Full-Year Sales and EPS Guidance; Declares 15% Increase in Quarterly Dividend

CHARLOTTE, N.C.--(BUSINESS WIRE)--July 26, 2017--Curtiss-Wright Corporation (NYSE: CW) reports financial results for the second quarter and six months ended June 30, 2017.

Second Quarter 2017 Highlights

  Diluted earnings per share (EPS) of $1.13, ahead of expectations, and up 28% compared with the prior year;
  Net sales of $568 million, up 7%, including 5% organic growth;
  Operating income of $83 million, up 22%;
  Operating margin of 14.7%, up 190 basis points, despite 50 basis point dilution from acquisitions;
  New orders of $548 million, up 5%;
  Backlog of $2.1 billion increased 7% from December 31, 2016;
  Free cash flow of $73 million, resulting in free cash flow conversion of 144%, as defined in table below; and
  Share repurchases of approximately $14 million.

Full-Year 2017 Business Outlook

  Increasing sales guidance by $20 million to new range of $2.19 to $2.23 billion, primarily due to improved outlook in industrial markets;
  Increasing operating income guidance by $5 million, primarily due to improved industrial outlook and lower amortization estimates associated with the Teletronics Technology Corporation (TTC) acquisition;
  Increasing operating margin guidance by 10 basis points to new range of 14.7% to 14.8%;
  Increasing EPS guidance by $0.05 to new range of $4.45 to $4.55;
  Increasing quarterly dividend by 15% to fifteen cents ($0.15) per share; and
  Maintaining free cash flow guidance range of $260 million to $280 million.

“Our second quarter results were ahead of our expectations driven by robust 7% top-line growth and improved profitability that generated stronger than anticipated EPS of $1.13,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “We achieved higher sales and operating income growth in each of our segments, particularly in our Power segment. This drove overall operating margin up 190 basis points to 14.7%. In addition, the incremental benefits of our ongoing margin improvement initiatives enabled us to more than offset the first-year purchase accounting costs associated with the TTC acquisition.”

“As a result of our strong start and improved performance in several of our industrial businesses, we are increasing our full-year 2017 guidance for sales, operating income, operating margin and EPS. We remain committed to increasing shareholder value by delivering solid profitability and free cash flow, maintaining a balanced capital allocation strategy and driving for top-quartile financial performance in our key financial metrics.”

Second Quarter 2017 Operating Results from Continuing Operations

(In thousands)	2Q-2017	2Q-2016	Change
Sales	$567,653	$532,766	7%
Operating income	83,271	68,089	22%
Operating margin	14.7%	12.8%	190 bps

Sales

Sales of $568 million in the second quarter increased $35 million, or 7%, compared with the prior year, reflecting a $27 million, or 5%, increase in organic sales, and a $13 million, or 3%, contribution from acquisitions, partially offset by $5 million, or (1%), in unfavorable foreign currency translation.

Higher organic sales were principally driven by strong AP1000 revenues in the Power segment and improved industrial demand in the Commercial/Industrial segment. Higher Defense segment sales primarily reflect the contribution from our acquisition of TTC.

From an end market perspective, sales to the defense markets increased 4%, while sales to the commercial markets increased 8%, compared with the prior year. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the second quarter was $83 million, an increase of $15 million, or 22%, compared with the prior year, due to strong increases in each of our segments. In the Commercial/Industrial segment, higher operating income was primarily driven by the benefits of our margin improvement initiatives. In the Defense segment, our results reflect higher profitability on our embedded computing products, partially offset by first-year purchase accounting costs from the TTC acquisition. Finally, in the Power segment, our results reflect a strong improvement in operating income resulting from higher revenues on the AP1000 China Direct program and higher profitability in the aftermarket business.

Operating margin was 14.7%, an increase of 190 basis points over the prior year, reflecting higher revenues and the benefits of our ongoing margin improvement initiatives, partially offset by 50 basis points in margin dilution from acquisitions.

Non-segment Expense

Non-segment expenses increased by approximately $1 million compared with the prior year, due to higher foreign currency transactional losses.

Net Earnings

Second quarter net earnings increased 27% compared with the prior year, as higher operating income was partially offset by higher interest expense. In addition, the effective tax rate for the current quarter was 30.3%, a decrease from 31.0% in the prior year.

Free Cash Flow

(In thousands)	2Q-2017	2Q-2016
Net cash provided by operating activities	$85,873	$86,371
Capital expenditures	(12,914)	(6,908)
Free cash flow	$72,959	$79,463

Free cash flow, defined as cash flow from operations less capital expenditures, was $73 million for the second quarter of 2017, a decrease of $6 million compared with the prior year. Net cash provided by operating activities of $86 million was essentially flat, primarily due to higher cash earnings, partially offset by higher trade receivables on increased sales. Capital expenditures increased by $6 million to $13 million, primarily due to capital investments being made in each of our segments.

New Orders and Backlog

New orders of $548 million in the second quarter increased 5% compared to the prior year, as higher orders within the Commercial/Industrial and Defense segments were partially offset by lower orders within the Power segment. Backlog of $2.1 billion increased 7% from December 31, 2016, due to increases in all three segments.

Other Items – Share Repurchase

During the second quarter, the Company repurchased 151,552 shares of its common stock for approximately $14 million.

Full-Year 2017 Guidance

The Company is updating its full-year 2017 financial guidance as follows:

	Prior Guidance	Current Guidance
Total sales	$2.17 - $2.21 billion	$2.19 - $2.23 billion
Operating income	$316 - $325 million	$321 - $329 million
Operating margin	14.6% - 14.7%	14.7% - 14.8%
Interest expense	$40 - $41 million	$41 - $42 million
Diluted earnings per share	$4.40 - $4.50	$4.45 - $4.55
Diluted shares outstanding	44.9 million	No change
Free cash flow	$260 - $280 million	No change

Notes:

  Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales to the Defense segment, and is now expected to be slightly accretive to operating income and earnings per share, including purchase accounting costs.
  Full-year 2017 guidance reflects the impact of a discrete tax benefit of $4.1 million from the adoption of ASU 2016-09 Improvements to Employee Share-Based Payment Accounting, which resulted in a $0.10 increase to our EPS guidance as disclosed in our press release dated May 3, 2017.
  A more detailed breakdown of the Company’s 2017 guidance by segment and by market can be found in the accompanying schedules.

Second Quarter 2017 Segment Performance

Commercial/Industrial

(In thousands)	2Q-2017	2Q-2016	Change
Sales	$291,599	$290,046	1%
Operating income	43,693	38,957	12%
Operating margin	15.0%	13.4%	160 bps

Sales for the second quarter were $292 million, an increase of $2 million, or 1%, over the prior year. Organic sales increased 2%, excluding $4 million, or (1%), in unfavorable foreign currency translation. In the general industrial market, we experienced solid sales growth for industrial vehicle products, while sales of severe-service valves to the energy markets were flat with the prior year but demonstrated sequential quarterly improvement. Elsewhere, our results reflect a decline in the commercial aerospace market, primarily due to reduced sales to Boeing on the 747 and 787 programs, despite higher sales on the 737 program. In the naval defense market, we experienced lower revenues on the Virginia-class submarine program, based on the timing of production.

Operating income in the second quarter was $44 million, up 12% from the prior year, while operating margin improved 160 basis points to 15.0%. This performance principally reflects increased profitability resulting from our ongoing margin improvement initiatives, most notably for facility consolidations, as well as higher profitability for industrial vehicle products, driven by higher sales volumes.

Defense

(In thousands)	2Q-2017	2Q-2016	Change
Sales	$126,361	$113,961	11%
Operating income	21,187	18,609	14%
Operating margin	16.8%	16.3%	50 bps

Sales for the second quarter were $126 million, an increase of $12 million, or 11%, from the prior year. These results primarily reflect a $13 million contribution from the acquisition of TTC, partially offset by $1 million in unfavorable foreign currency translation, while organic sales were flat compared with the prior year. In the aerospace defense market, our results reflect higher sales of data acquisition and flight test equipment from TTC, increased sales to unmanned aerial vehicle (UAV) programs and higher foreign military sales. These increases were offset by lower domestic vehicle product sales, most notably on the G/ATOR program, in the ground defense market.

Operating income in the second quarter was $21 million, an increase of $3 million, or 14%, compared with the prior year, while operating margin increased 50 basis points to 16.8%, despite 300 basis point dilution from TTC. These improvements in operating income and margin were primarily driven by favorable mix for our defense electronics products, as well as the benefits of our margin improvement initiatives. Favorable foreign currency translation also added approximately $1 million to current quarter operating income.

Power

(In thousands)	2Q-2017	2Q-2016	Change
Sales	$149,693	$128,759	16%
Operating income	24,870	16,114	54%
Operating margin	16.6%	12.5%	410 bps

Sales for the second quarter were $150 million, an increase of $21 million, or 16%, from the prior year. These results primarily reflect higher sales in the power generation market, driven by higher revenues on the AP1000 program, primarily on the 2015 China Direct contract, as well as improved aftermarket sales supporting currently operating nuclear reactors, driven by seasonally high spring outages. In the naval defense market, higher revenues on the CVN-80 aircraft carrier program were mainly offset by lower revenues on the Virginia-class submarine program, based on the timing of production.

Operating income in the second quarter was $25 million, an increase of $9 million, or 54%, compared with the prior year, while operating margin increased 410 basis points to 16.6%. This performance reflects higher production on the AP1000 China Direct program, as well as improved profitability in the aftermarket business driven by higher sales and the benefits of our ongoing margin improvement initiatives.

Conference Call & Webcast Information

The Company will host a conference call to discuss second quarter 2017 financial results at 9:00 a.m. EDT on Thursday, July 27, 2017. A live webcast of the call and the accompanying financial presentation, as well as a replay of the call, will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($’s in thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2017	2016	$	%	2017	2016	$	%
Product sales	$459,774	$427,324	$32,450	8%	$883,003	$830,242	$52,761	6%
Service sales	107,879	105,442	2,437	2%	208,241	206,031	2,210	1%
Total net sales	567,653	532,766	34,887	7%	1,091,244	1,036,273	54,971	5%

Cost of product sales	299,739	279,869	19,870	7%	586,231	544,604	41,627	8%
Cost of service sales	69,144	67,518	1,626	2%	135,468	134,387	1,081	1%
Total cost of sales	368,883	347,387	21,496	6%	721,699	678,991	42,708	6%

Gross profit	198,770	185,379	13,391	7%	369,545	357,282	12,263	3%

Research and development expenses	15,501	15,236	265	2%	30,799	30,396	403	1%
Selling expenses	28,560	29,126	(566)	(2%)	57,513	58,752	(1,239)	(2%)
General and administrative expenses	71,438	72,928	(1,490)	(2%)	146,735	142,782	3,953	3%

Operating income	83,271	68,089	15,182	22%	134,498	125,352	9,146	7%

Interest expense	10,750	10,273	477	5%	21,127	20,206	921	5%
Other income, net	190	101	89	NM	502	335	167	NM

Earnings before income taxes	72,711	57,917	14,794	26%	113,873	105,481	8,392	8%
Provision for income taxes	(22,061)	(17,954)	(4,107)	23%	(30,676)	(32,699)	2,023	(6%)
Net earnings	$50,650	$39,963	$10,687	27%	$83,197	$72,782	$10,415	14%

Net earnings per share:
Basic earnings per share	$1.15	$0.90			$1.88	$1.63
Diluted earnings per share	$1.13	$0.88			$1.86	$1.61

Dividends per share	$0.13	$0.13			$0.26	$0.26

Weighted average shares outstanding:
Basic	44,213	44,487			44,221	44,526
Diluted	44,807	45,164			44,825	45,195

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($’s in thousands, except par value)

	June 30,	December 31,	Change
	2017	2016	%
Assets
Current assets:
Cash and cash equivalents	$342,711	$553,848	(38%)
Receivables, net	502,216	463,062	8%
Inventories, net	396,245	366,974	8%
Other current assets	45,932	30,927	49%
Total current assets	1,287,104	1,414,811	(9%)
Property, plant, and equipment, net	390,520	388,903	0%
Goodwill	1,082,944	951,057	14%
Other intangible assets, net	345,991	271,461	27%
Other assets	14,715	11,549	27%
Total assets	$3,121,274	$3,037,781	3%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$150,820	$150,668	0%
Accounts payable	157,088	177,911	(12%)
Accrued expenses	116,492	130,239	(11%)
Income taxes payable	10,578	18,274	(42%)
Deferred revenue	183,955	170,143	8%
Other current liabilities	34,858	28,027	24%
Total current liabilities	653,791	675,262	(3%)
Long-term debt	814,810	815,630	0%
Deferred tax liabilities, net	55,675	49,722	12%
Accrued pension and other postretirement benefit costs	103,181	107,151	(4%)
Long-term portion of environmental reserves	16,091	14,024	15%
Other liabilities	84,561	84,801	0%
Total liabilities	1,728,109	1,746,590	(1%)

Stockholders’ equity
Common stock, $1 par value	49,187	49,187	0%
Additional paid in capital	122,584	129,483	(5%)
Retained earnings	1,825,697	1,754,907	4%
Accumulated other comprehensive loss	(244,161)	(291,756)	16%
Less: cost of treasury stock	(360,142)	(350,630)	(3%)
Total stockholders’ equity	1,393,165	1,291,191	8%

Total liabilities and stockholders’ equity	$3,121,274	$3,037,781	3%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($’s in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
			Change				Change
	2017	2016	%		2017	2016	%
Sales:
Commercial/Industrial	$291,599	$290,046	1%		$570,421	$564,773	1%
Defense	126,361	113,961	11%		241,023	219,352	10%
Power	149,693	128,759	16%		279,800	252,148	11%

Total sales	$567,653	$532,766	7%		$1,091,244	$1,036,273	5%

Operating income expense:
Commercial/Industrial	$43,693	$38,957	12%		$74,314	$69,009	8%
Defense	21,187	18,609	14%		32,342	35,454	(9%)
Power	24,870	16,114	54%		41,410	30,742	35%

Total segments	$89,750	$73,680	22%		$148,066	$135,205	10%
Corporate and other	(6,479)	(5,591)	(16%)		(13,568)	(9,853)	(38%)

Total operating income	$83,271	$68,089	22%		$134,498	$125,352	7%

Operating margins:
Commercial/Industrial	15.0%	13.4%	160	bps	13.0%	12.2%	80	bps
Defense	16.8%	16.3%	50	bps	13.4%	16.2%	(280	bps)
Power	16.6%	12.5%	410	bps	14.8%	12.2%	260	bps
Total Curtiss-Wright	14.7%	12.8%	190	bps	12.3%	12.1%	20	bps

Segment margins	15.8%	13.8%	200	bps	13.6%	13.0%	60	bps

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($’s in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2017	2016	%	2017	2016	%
Defense markets:
Aerospace	$88,097	$76,558	15%	$153,880	$138,107	11%
Ground	17,515	19,880	(12%)	37,251	39,055	(5%)
Naval	100,048	103,998	(4%)	191,018	196,950	(3%)
Other	5,964	2,541	135%	13,007	3,794	243%
Total Defense	$211,624	$202,977	4%	$395,156	$377,906	5%

Commercial markets:
Aerospace	$101,631	$102,595	(1%)	$200,455	$204,781	(2%)
Power Generation	114,773	95,628	20%	220,325	195,518	13%
General Industrial	139,625	131,566	6%	275,308	258,068	7%
Total Commercial	$356,029	$329,789	8%	$696,088	$658,367	6%

Total Curtiss-Wright	$567,653	$532,766	7%	$1,091,244	$1,036,273	5%

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income
The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	June 30,
	2017 vs. 2016
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	2%	12%	0%	14%	16%	54%	5%	22%
Acquisitions	0%	0%	12%	(7%)	0%	0%	3%	(2%)
Foreign Currency	(1%)	0%	(1%)	7%	0%	0%	(1%)	2%
Total	1%	12%	11%	14%	16%	54%	7%	22%

	Six Months Ended
	June 30,
	2017 vs. 2016
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	2%	7%	0%	8%	11%	35%	4%	12%
Acquisitions	0%	0%	11%	(20%)	0%	0%	2%	(6%)
Foreign Currency	(1%)	1%	(1%)	3%	0%	0%	(1%)	1%
Total	1%	8%	10%	(9%)	11%	35%	5%	7%

Free Cash Flow and Free Cash Flow Conversion
The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($’s in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net cash provided by operating activities	$85,873	$86,371	$60,932	$156,631
Capital expenditures	(12,914)	(6,908)	(23,288)	(15,733)
Free cash flow	$72,959	$79,463	$37,644	$140,898

Free Cash Flow Conversion	144%	199%	45%	194%

CURTISS-WRIGHT CORPORATION
2017 Guidance (from Continuing Operations)
As of July 26, 2017
($’s in millions, except per share data)

	2016 Reported	2017 Guidance
		Low	High
Sales:
Commercial/Industrial	$1,119	$1,120	$1,140
Defense	467	540	550
Power	524	525	535
Total sales	$2,109	$2,185	$2,225

Operating income:
Commercial/Industrial	$157	$161	$166
Defense	98	106	109
Power	76	77	79
Total segments	331	343	353
Corporate and other	(23)	(22)	(24)
Total operating income	$308	$321	$329

Interest expense	$41	$41	$42
Earnings before income taxes	268	281	288
Provision for income taxes	(79)	(82)	(84)
Net earnings	$189	$200	$204

Reported diluted earnings per share	$4.20	$4.45	$4.55
Diluted shares outstanding	45.0	44.9	44.9
Effective tax rate	29.3%	29.1%	29.1%

Operating margins:
Commercial/Industrial	14.0%	14.3%	14.5%
Defense	21.1%	19.6%	19.7%
Power	14.6%	14.6%	14.7%
Total operating margin	14.6%	14.7%	14.8%

Note: Full year amounts may not add due to rounding
(1) Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales to the Defense segment and is now expected to be slightly accretive to operating income and earnings per share, including purchase accounting costs.
(2) Full-year 2017 guidance reflects the impact of a discrete tax benefit of $4.1 million from the adoption of Accounting Standards Update (ASU) 2016-09 regarding the accounting for share-based payments. This change resulted in a $0.10 increase to our EPS guidance as disclosed in our press release dated May 3, 2017.

CURTISS-WRIGHT CORPORATION
2017 Sales Growth Guidance by End Market (from Continuing Operations)
As of July 26, 2017

2017 % Change vs 2016

Defense Markets
Aerospace	23 - 25%
Ground	Flat
Navy	(1 - 3%)
Total Defense	7 to 9%
(Including Other Defense)

Commercial Markets
Commercial Aerospace	Flat
Power Generation	3 - 5%
General Industrial	2 - 4%
Total Commercial	1 to 3%

Total Curtiss-Wright Sales	4 to 6%

Note: Full year amounts may not add due to rounding
Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales, primarily to the aerospace defense market and to a lesser extent to the commercial aerospace market.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com